Exhibit 99.1

AVANEX CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

FOR THE SIX MONTHS ENDED DECEMBER 31, 2006, AND FOR THE YEAR ENDED JUNE 30, 2006

Introduction

The following unaudited pro forma condensed consolidated financial statements present financial information for Avanex Corporation (“Avanex”) after giving effect to the sale of ninety percent (90%) of the share capital and voting rights of its wholly owned subsidiary, Avanex France (“Avanex France”) to Global Research Company, a société à responsibilité limitée incorporated under the laws of France (“GRC”), and Mr. Didier Sauvage, an individual and former employee of Avanex (together with GRC, the “Purchasers”), as described in “Basis of Presentation” below. The Purchasers have indicated that they intend to change the name of Avanex France to “3S Photonics” following the Closing (as defined below). The unaudited pro forma condensed balance sheet as of December 31, 2006 is presented as if the transaction had closed on that date. The unaudited pro forma condensed statements of operations for the six months ended December 31, 2006 and for the year ended June 30, 2006 is presented as if the transaction had closed on July 1, 2005, and excludes the non-recurring gain to be realized because the liabilities being disposed of in the transaction are anticipated to exceed the assets being disposed of in the transaction.

The unaudited pro forma condensed consolidated financial information represents, in the opinion of management, all adjustments necessary to present Avanex’s pro forma results of operations and financial position in accordance with Article 11 of Regulation S-X and is based upon available information and certain assumptions considered reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information reflects the disposition of 90% of Avanex France, which operates the laser, terrestrial and submarine pumps and Fiber Bragg Grating (FBG) product lines. Avanex will continue to operate its optical interfaces (OIF) business and optical fiber amplifiers and raman amplifiers (OAX) business, which have been transferred to a new wholly owned subsidiary of Avanex in France. In addition, the anticipated working capital cash contribution to 3S Photonics, as required by the Share Purchase Agreement (defined below), is reflected in the pro forma information. The pro forma financial information does not include the effects of the sale of common stock of Avanex for an aggregate purchase price of $20 million, and the issuance of a warrant to purchase additional common stock of Avanex, each on March 1, 2007 (the “Financing”). The pro forma financial information also does not include any revenues and expenses that may arise after the closing of the transaction from certain agreements that were entered into at the closing of the transaction, including a global distribution agreement and a global purchase agreement, whereby Avanex will purchase products from 3S Photonics and distribute products on behalf of 3S Photonics to third party customers, and two transition service agreements, whereby each party will provide to the other certain administrative and support services for a limited period of time following the Closing.

The pro forma condensed consolidated financial statements should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the period ended December 31, 2006 filed on February 7, 2007 and audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended June 30, 2006, filed on September 28, 2006 and amended on Form 10-K/A on March 30, 2007. The unaudited pro forma condensed consolidated information may not be indicative of what our financial position or results of operations would have been had the disposition occurred as of and for the periods presented, nor is such information indicative of our results of operations or financial position for any future period or date.

Avanex Corporation

Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

The following table shows the unaudited pro forma condensed consolidated balance sheets at December 31, 2006 as if the transaction had closed on December 31, 2006:

	Historical (1)	Business to be Disposed (2)	Pro Forma Adjustments (3)		Pro Forma
ASSETS

Current assets:
Cash and cash equivalents	$37,360	$(4,404)	$(9,529	) (a)	23,427
Restricted cash and investments	5,891	—	—		5,891
Short-term investments	14,638	—	—		14,638
Accounts receivable, net	34,587	—	—		34,587
Inventories, net	21,893	—	—		21,893
Due from related party	17,972	—	—		17,972
Other current assets	13,477	(4,979)	—		8,498

Total current assets	145,818	(9,383)	(9,529)		126,906
Property and equipment, net	6,064	—	—		6,064
Intangibles, net	1,749	—	—		1,749
Goodwill	9,408	—	—		9,408
Other assets	2,228	(309)	1,250	(b)	3,169

Total assets	$165,267	$(9,692)	$(8,279)		$147,296

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$47,998	$(2,603)	$—		$45,395
Accrued compensation	7,581	(3,028)	—		4,553
Accrued warranty	1,742	—	—		1,742
Due to related party	4,750	—	—		4,750
Other accrued expenses and deferred revenue	9,472	(5,562)	1,200	(c)	5,110
Current portion of long-term obligations	976	—	(976	) (d)	—
Current portion of accrued restructuring	6,359	(3,196)	—		3,163

Total current liabilities	78,878	(14,389)	224		64,713
Long-term liabilities:
Accrued restructuring	11,122	(2,842)	—		8,280
Convertible notes	4,438	—	—		4,438
Other long-term obligations	11,446	(2,438)	(7,443	) (d)	1,565

Total liabilities	105,884	(19,669)	(7,219)		78,996

Stockholders’ equity:
Common stock	208	—	—		208
Additional paid-in capital	747,955	—	—		747,955
Accumulated other comprehensive income	3,991	(3,055)	—		936
Accumulated deficit	(692,771)	13,032	(1,060)		(680,799)

Total stockholders’ equity	59,383	9,977	(1,060)		68,300

Total liabilities and stockholders’ equity	$165,267	$(9,692)	$(8,279)		$147,296

See accompanying notes.

Avanex Corporation

Pro Forma Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

The following table shows the unaudited pro forma condensed consolidated results of operations for the six months ended December 31, 2006 as if the transaction had closed on July 1, 2005:

	Historical (1)		Business to be Disposed (2)	Pro forma adjustments (3)	Pro Forma
Net revenue:
Third parties	$77,679		$5,146	$—	$72,533
Related parties	28,835		—	—	28,835

Total net revenue	106,514		5,146	—	101,368

Cost of revenue:
Cost of revenue except for purchases from related parties	90,542		10,247	—	80,295
Purchases from related parties	164		—	—	164

Total cost of revenue	90,706		10,247	—	80,459

Gross profit (loss)	15,808		(5,101)	—	20,909

Operating expenses:
Research and development	11,457		2,453	—	9,004
Sales and marketing	7,439		746	—	6,693
General and administrative
Third parties	14,810		932 (d)	—	13,878
Related parties	(84)		—	—	(84)
Amortization of intangibles	1,508		—	—	1,508
Restructuring	373		262	—	111
Gain on disposal of property and equipment	(48)		—	—	(48)

Total operating expenses	35,455		4,393	—	31,062

Loss from operations	(19,647)		(9,494)	—	(10,153)
Interest and other income	1,960		1,274	—	686
Interest and other expense	(580)		(462)	—	(118)

Net loss	$(18,267)		$(8,682)	$—	$(9,585)

Basic and diluted net loss per common share	$(0.09	) (e)			$(0.05)

Weighted average number of shares used in computing basic and diluted net loss per common share	206,131	(e)			206,131

See accompanying notes.

Avanex Corporation

Pro Forma Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

The following table shows the unaudited pro forma condensed consolidated results of operations for the year ended June 30, 2006 as if the transaction had closed on July 1, 2005:

	Historical (1)		Business to be Disposed (2)	Pro forma adjustments (3)	Pro Forma
Net revenue:
Third parties	$119,054		$33,543	$—	$85,511
Related parties	43,890		—	—	43,890

Total net revenue	162,944		33,543	—	129,401

Cost of revenue:
Cost of revenue except for purchases from related parties	151,758		41,806	—	109,952
Purchases from related parties	2,726		—	—	2,726

Total cost of revenue	154,484		41,806	—	112,678

Gross profit (loss)	8,460		(8,263)	—	16,723

Operating expenses:
Research and development	23,471		4,472	—	18,999
Sales and marketing	13,236		1,533	—	11,703
General and administrative
Third parties	15,701		744 (d)	—	14,957
Related parties	951		—	—	951
Amortization of intangibles	5,448		—	—	5,448
Restructuring	1,912		426	—	1,486
Gain on disposal of property and equipment	(5,064)		(2,685)	—	(2,379)

Total operating expenses	55,655		4,490	—	51,165

Loss from operations	(47,195)		(12,753)	—	(34,442)
Interest and other income	2,787		1,147	—	1,640
Interest and other expense	(10,284)		(1,283)	—	(9,001)

Net loss	$(54,692)		$(12,889)	$—	$(41,803)

Basic and diluted net loss per common share	$(0.34	) (e)			$(0.26)

Weighted average number of shares used in computing basic and diluted net loss per common share	163,242	(e)			163,242

See accompanying notes.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

Basis of Presentation

The above unaudited pro forma condensed consolidated financial statements present financial information for Avanex entering into a Share Purchase Agreement (the “Share Purchase Agreement”) with the Purchasers, pursuant to which Avanex is transferring ninety percent (90%) of the share capital and voting rights of its wholly owned subsidiary, Avanex France, a société anonyme incorporated under the laws of France, which owns Avanex’s semiconductor fabs and associated product lines located in Nozay, France, to the Purchasers for the nominal amount of €1.00 (the “Transaction”). The Transaction closed on April 16, 2007 (the “Closing”). The Purchasers have indicated that they intend to change the name of Avanex France to “3S Photonics” following the Closing. The unaudited pro forma condensed balance sheet as of December 31, 2006 is presented as if the Transaction had closed on that date. The unaudited pro forma condensed statements of operations for the six months ended December 31, 2006 and for the year ended June 30, 2006 is presented as if the Transaction had closed on July 1, 2005, and excludes the non-recurring gain to be realized because the liabilities being disposed of in the Transaction are anticipated to exceed the assets being disposed of in the Transaction.

Unaudited Pro Forma Financial Information

(1) The historical amounts were derived from audited consolidated financial statements included in Avanex’s Annual Report on Form 10-K for the year ended June 30, 2006, filed on September 28, 2006, as amended on Form 10-K/A filed on March 30, 2007, and unaudited consolidated financial statements included in Avanex’s Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed on February 7, 2007.

(2) Reflects estimated historical amounts related to the portions of Avanex France to be disposed, including laser, terrestrial and submarine pumps and Fiber Bragg Grating (FBG) products lines and excluding the optical interfaces (OIF) business and optical fiber amplifiers and raman amplifiers (OAX) business in France, derived from internal financial statements.

(3) Reflects the Transaction which closed on April 16, 2007. The pro forma adjustments reflect the costs and expenses incurred in connection with the Transaction, as if the Transaction had closed as of December 31, 2006. The pro forma adjustments reflect the following items:

(a)	The unaudited pro forma balance sheet reflects an adjustment to cash of approximately $9.5 million for a cash contribution to 3S Photonics for liabilities associated with restructuring and pension obligations assumed by 3S Photonics in the Transaction. In addition, depending on the cash balance of Avanex France at the Closing of the Transaction, as determined pursuant to the Share Purchase Agreement, we will be obligated to pay up to an additional $8.5 million in cash upon the Closing to fund the operations of 3S Photonics.

(b)	The unaudited pro forma balance sheet reflects an adjustment to other assets of $1.3 million for the preliminary estimate of the fair value, based on estimated discounted future cash flows of 3S Photonics, for Avanex’s remaining 10% ownership interest in 3S Photonics following the Closing of the Transaction.

(c)	The adjustment to other accrued expenses of $1.2 million reflects the estimated expenses for legal, accounting and other fees associated with the Transaction. These non-recurring expenses will be charged to operations upon the Closing. The unaudited pro forma balance sheet gives effect to such expenses as if they had been incurred as of December 31, 2006, but the effects have not been reflected in the unaudited pro forma combined statements of operations as they are nonrecurring in nature.

(d)	The unaudited pro forma balance sheet reflects the write-off of deferred rent credits associated with exiting certain real estate facilities located in France upon the Closing of the Transaction as adjustments to the current portion of long-term obligations and other long-term obligations of $1.0 million and $7.4 million, respectively. The amortization of the rent credits is reflected as an adjustment to rent expense in the unaudited pro forma statements of operations for the year ended June 30, 2006 and the six-months ended December 31, 2006.

(e)	The basic and diluted net loss per share and weighted average number of shares used in the computation of the net loss per share included in the unaudited pro forma condensed consolidated results of operations for the six months ended December 31, 2006 and the year ended June 30, 2006, respectively, does not reflect the impact of 10,795,056 shares of common stock issued for an aggregate purchase price of $20 million in the Financing.